UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2011

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-12291	54-1163725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Wilson Boulevard, Suite 1100

Arlington, Virginia 22203

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (703) 522-1315

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2011, Dolphin Subsidiary II, Inc. (the “Company”), a newly formed, wholly owned special purpose indirect subsidiary of The AES Corporation (“AES”), entered into an indenture (the “Indenture”) with Wells Fargo Bank, N.A. (the “Trustee”) as part of its issuance of $450 million aggregate principal amount of 6.50% senior notes due 2016 (the “2016 Notes”) and $800 million aggregate principal amount of 7.25% senior notes due 2021 (the “2021 Notes” and together with the 2016 Notes, the “notes”) to finance the pending AES acquisition (the “Acquisition”) of DPL Inc. (“DPL”).

Interest on the 2016 Notes accrues at a rate of 6.50% per year and interest on the 2021 Notes accrues at a rate of 7.25% per year. The Company will pay interest on the notes on April 15 and October 15 of each year, beginning April 15, 2012. Prior to September 15, 2016 with respect to the 2016 Notes or July 15, 2021 with respect to the 2021 Notes, the Company may redeem some or all of the 2016 Notes or 2021 Notes at par, plus a “make-whole” amount set forth in the Indenture and accrued and unpaid interest. At any time on or after September 15, 2016 or July 15, 2021 with respect to the 2016 Notes and 2021 Notes, respectively, the Company may redeem some or all of the 2016 Notes or 2021 Notes at par plus accrued and unpaid interest.

The proceeds from issuance of the notes were deposited into an escrow account pledged for the benefit of the Trustee pending the consummation of the Acquisition. The notes are subject to a special mandatory redemption at a price of 101% of the offering price of the notes plus accrued and unpaid interest in the event that the Acquisition is not consummated on or before September 30, 2012.

The foregoing description of the notes is only a summary and is qualified in its entirety by reference to the Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit Number	Exhibit Description

4.1	Indenture, dated October 3, 2011, between Dolphin Subsidiary II, Inc. and Wells Fargo Bank, National Association

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION

Date: October 4, 2011	By:	/s/ Willard C. Hoagland, III
	Name:	Willard C. Hoagland, III
	Title:	Vice President and Treasurer

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